Exhibit 99.3

August 28, 2015

Becker Drapkin Partners (QP), LP

Emcore Corporation

Common Stock

Rule 10b5-1(c) Sales Plan

The undersigned, Becker Drapkin Partners (QP), LP has, as of the date set forth below (the “Adoption Date”), established this Sales Plan (the “Plan”) in order to sell shares of Emcore Corporation (the “Issuer”) common stock pursuant to the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the avoidance of doubt, any references to “shares” herein refers to shares of the Issuer’s common stock, unless the context otherwise provides.

The undersigned requests that Tourmaline Partners, LLC (“TOUR”) execute the Plan as follows:

1.	Starting on September 30, 2015, or as soon thereafter as practicable, sell shares in accordance with Appendix A.

2.	The Plan shall end on the earliest of:

•	December 15, 2015

•	the completion of all sales contemplated in paragraph 1 of the Plan;

•	TOUR’s determination that:

a)	the Plan does not comply with Rule 10b5-1(c) or other applicable securities laws or

b)	The undersigned has failed to comply in any material respect with its obligations under the Plan;

•	the filing of a bankruptcy petition by the Issuer;

•	the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization which, if completed, would result in the exchange or conversion of the shares of the Issuer into shares of a company other than the Issuer;

•	the conversion of the shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stocks (whether in whole or in part);

•	dissolution of the undersigned;

•	in the event that the undersigned fails to deliver to TOUR or its clearing broker the shares intended for sale under this Sales Plan; or

•	receipt by TOUR of written notice of termination from the undersigned or the Issuer, which notice will be sent to TOUR in accordance with paragraph 17 below.

3.	If TOUR must suspend sales of shares allocated under the Plan, pursuant to paragraph 1 above, on a particular day for any of the following reasons:

•	a day specified by the Plan is not a day on which the shares trade in the regular way on the Exchange;

•	trading of the shares on the Exchange is suspended for any reason;

•	TOUR cannot effect a sale of shares due to legal, regulatory or contractual restrictions applicable to it or to the undersigned (including without limitation, Regulation M); or a lock-up agreement in connection with a bona fide underwritten public offering of securities by the Issuer of which the Issuer provides notice to TOUR;

•	If the shares are being sold pursuant to a registration statement, the termination, expiration, suspension or unavailability of the registration statement;

then TOUR will resume sales in accordance with paragraph 1 above on the next day specified in the Plan after the condition causing the suspension of sales has been resolved to the reasonable satisfaction of TOUR. Shares allocated under the Plan for sale during the period when sales under the Plan are suspended will be sold as soon as possible once sales under the Plan resume; provided, however, that in no case will (a) any shares be sold below the price specified in Appendix A or (b) any shares be sold after the scheduled expiration of the Plan.

4.	At the discretion of TOUR, shares allocated under the Plan for sale on a given day or date may be sold in bulk or in smaller increments, depending upon market demand and the minimum price established above in paragraph 1.

5.	In the event of a stock split (whether effected through a stock dividend or otherwise) or reverse stock split, the price at which shares are sold and the number of shares to be sold will be automatically adjusted proportionately.

6.	Until this Sales Plan has been terminated, the undersigned shall not enter into any agreement with, give any instructions to, or adopt a plan for trading with another Financial Institution with respect to the sale of the Issuer’s shares for the purpose of establishing a Sales Plan that complies with Rule 10b5-1.

7.	Rule 144

•	The undersigned authorizes TOUR to file on its behalf the Forms 144 that the undersigned has provided to TOUR necessary to effect the Plan. Such Forms 144 shall include a statement to the following effect in the remarks section “The shares covered by this Form 144 are being sold pursuant to a Rule 10b5-1sales plan dated August 28, 2015; the representation below regarding the seller’s knowledge of material non-public information speaks as of the adoption date of the plan.”

•	If appropriate, the undersigned understands and agrees that TOUR will make a Form 144 filing upon trade execution and each Form 144 shall state that the sales are being effected in accordance with a sales plan intended to comply with Rule 10b5-1(c).

•	TOUR will conduct sales pursuant to Rule 144 if appropriate, including applying Rule 144 volume limitations as if the sales under the Plan were the only sales subject to the volume limitations.

8.	Indemnification.

•	The undersigned agrees to indemnify, defend and hold harmless TOUR, its partners, officers, directors, affiliates, employees and agents from and against all claims, losses, judgments, suits, actions, proceedings, damages, liabilities or other expenses (including attorney’s fees and disbursements), whether direct, indirect, incidental or consequential arising in any manner out with this Plan, its performance or breach thereof, in each case, except to the extent such claims, losses, damages and liabilities are attributable to TOUR’s gross negligence or willful misconduct or bad faith.

•	This indemnification will survive the termination of the Plan.

9.	The Plan may be modified or amended only in accordance with the following:

•	Upon the written agreement of the undersigned and TOUR and approval of any amendment or modification by the Issuer, and

•	Upon modification of the Plan, the undersigned will be subject to a 30 day cooling off period before executing any trades.

•	Amendments or modifications to the Plan may only be made during an open trading window and while the undersigned is not in possession of any material nonpublic information and shall be subject to the representations and warranties set forth in Section 10 below.

10.	The undersigned represents, warrants and covenants that:

•	As of the Adoption Date, the undersigned is not aware of any material nonpublic information concerning the Issuer or its securities. The undersigned is entering into this Plan in good faith and not as part of a plan or scheme to evade compliance with the federal or state securities laws.

•	While this Plan is in effect, the undersigned agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Plan (including without limitation, with respect to any securities convertible or exchangeable into shares of the Issuer) and agrees not to alter or deviate from the terms of this Plan.

•	The undersigned is permitted to sell the shares in accordance with the Issuer’s insider trading policies and have obtained the approval of Issuer’s counsel to enter into this Sales Plan.

•	Except as specified in this Plan, the undersigned acknowledges and agrees that it does not have, and will not attempt to exercise any influence or discretion over how, when and whether to effect transactions under this Plan.

•	The undersigned shall not, directly or indirectly, communicate any material nonpublic information relating to the Stock or Issuer to any employee of TOUR.

•	The undersigned is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent TOUR from conducting sales in accordance with this Sales Plan.

•	The shares to be sold under this Sales Plan are owned free and clear by the undersigned and are not subject to any liens, security interests or other encumbrances or limitations on dispositions, other than those imposed by Rule 144 or Rule 145, if applicable.

11.	TOUR represents, warrants and covenants that:

a)	It has implemented reasonable policies and procedures to ensure that any person who has influence over investment decisions under the Plan, including, but not limited to, how, when or whether to effect a sale, will not be exposed to material nonpublic information with respect to the Issuer or any of its securities.

b)	No sales will be made under the Plan by any person at TOUR who is aware of material nonpublic information with respect to the Issuer or any of its securities.

c)	It shall provide to the undersigned and the Issuer timely information about all sales made under the Plan sufficient to permit (i) the undersigned to timely prepare and make all filings required under Section 13(d), 13(g) and 16 of the Exchange Act, and (ii) the Issuer to timely prepare and make all filings required under Sections 13(a), 14 and 15(d) of the Exchange Act.

d)	Proceeds from any sale of stock effected under the Plan will be delivered to the undersigned’s TOUR account on a normal three-day settlement basis, less any commission, commission equivalent, mark-up and differential and other ordinary expenses of sale to be paid to TOUR.

12.	To the extent permitted by applicable law, TOUR and its affiliates shall only be liable for any loss, damage, charge, cost or other liability (including, without limitation, any legal fees, penalties or excise taxes) (“Losses”) sustained or incurred by the undersigned, that arise directly out of the bad faith or willful misconduct of TOUR. This paragraph shall survive the termination of this Agreement.

13.	The undersigned agrees to pay TOUR compensation for acting as broker-dealer agent under this Plan a commission (in the case of an agency execution) or a commission equivalent charge (in the case of a principal execution) at a rate not to exceed $0.04 for each share sold pursuant to this Plan;

14.	The undersigned agrees to reimburse TOUR or its affiliates for any Losses that result, directly or indirectly, from TOUR being subject to a buy-in of securities pursuant to industry rules or regulations (including the rules or procedures of any registered clearing agency) because of an inability to deliver securities to settle any sale transaction effected under this Plan. This paragraph shall survive the termination of this Agreement.

15.	The Plan may be signed in counterparts, each of which will be an original.

16.	The Plan constitutes the entire agreement between the undersigned and TOUR and supersedes any prior agreements or understandings regarding the Plan.

17.	All notices given by the Parties under this plan will be as follows:

Tourmaline Partners, LLC

Attn: Daniel DiSpigna

680 Washington Blvd, 10th Floor

Stamford, CT 06901

e-mail: dd@tourmalinellc.com

Becker Drapkin Partners (QP), LP

500 Crescent Court, Suite 230

Dallas, Texas 75201

e-mail: steve@beckerdrapkin.com

Emcore Corporation

Attn: Mark Weinswig

2015 W. Chestnut Street

Alhambra, CA 91803

Email: Mark_Weinswig@Emcore.com

Notices may be given via electronic mail to the addresses indicated above, in either case provided that a confirmatory copy is sent by a reputable overnight courier guaranteeing next business day delivery.

18.	TOUR and the undersigned acknowledge and confirm that the Issuer is not a party to the Plan.

19.	The undersigned acknowledges and agrees that TOUR has not provided the undersigned with any tax, accounting or legal advice with respect to this Plan, including whether the Seller would be entitled to any of the affirmative defenses under Rule 10b5-1.

20.	If any provision of the Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of the Plan will continue and remain in full force and effect.

21.	This Plan will be governed by and construed in accordance with the internal laws of the State of Connecticut.

The parties have executed this agreement as of the date first written above.

Becker Drapkin Partners (QP), LP

By: Becker Drapkin Management, L.P., its general partner
By: BC Advisors, LLC, its general partner

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Managing Partner

Tourmaline Partners, LLC

By:	/s/ Daniel Dispigna
Name:	Daniel Dispigna
Title:	COO

Emcore Corporation (the Issuer) has reviewed this Plan and confirms that it is consistent in form with the Issuer’s Insider Trading policy.

Emcore Corporation

By:	/s/ Jeffrey Rittichier
Name:	Jeffrey Rittichier
Title:	President & CEO